                                                                 EXHIBIT 4(h)





                                U.S. $75,000,000


                                CREDIT AGREEMENT

                          Dated as of November 6, 1995

                                     Among

                          BATTLE MOUNTAIN GOLD COMPANY

                                  as Borrower

                                      and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                      and

                                 CITIBANK, N.A.
                                    as Agent

                                                    TABLE OF CONTENTS


                                                        ARTICLE I

         SECTION 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.02.  Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 1.03.  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                        ARTICLE II
         SECTION 2.01.  The Revolving Credit Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 2.02.  Making the Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 2.03.  The Competitive Bid Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 2.04.  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 2.05.  Termination or Reduction of the Commitments . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 2.06.  Repayment of Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 2.07.  Interest on Revolving Credit Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 2.08.  Interest Rate Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 2.09.  Optional Conversion of Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 2.10.  Prepayments of Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 2.11.  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 2.12.  Illegality; Gold Market Interruption  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 2.13.  Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 2.14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 2.15.  Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 2.16.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                       ARTICLE III
         SECTION 3.01.  Conditions Precedent to Effectiveness of Sections 2.01 and 2.03 . . . . . . . . . . . . . . .  40
         SECTION 3.02.  Conditions Precedent to Each Revolving Credit Borrowing . . . . . . . . . . . . . . . . . . .  43
         SECTION 3.03.  Conditions Precedent to Each Competitive Bid Borrowing  . . . . . . . . . . . . . . . . . . .  43
         SECTION 3.04.  Determinations Under Section 3.01 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE IV
         SECTION 4.01.  Representations and Warranties of the Borrower  . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE V
         SECTION 5.01.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 5.02.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 5.03.  Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                                        ARTICLE VI
         SECTION 6.01.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                                       ARTICLE VII
         SECTION 7.01.  Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         SECTION 7.02.  Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         SECTION 7.03.  Citibank and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         SECTION 7.04.  Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

         SECTION 7.05.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         SECTION 7.06.  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                                       ARTICLE VIII
         SECTION 8.01.  Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         SECTION 8.02.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         SECTION 8.03.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         SECTION 8.04.  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         SECTION 8.05.  Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         SECTION 8.06.  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         SECTION 8.07.  Assignments, Designations and Participations  . . . . . . . . . . . . . . . . . . . . . . . .  77
         SECTION 8.08.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         SECTION 8.09.  Releases of Guarantee Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         SECTION 8.10.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         SECTION 8.11.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         SECTION 8.12.  Jurisdiction, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         SECTION 8.13.  Interest Rate Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         SECTION 8.14.  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

                                CREDIT AGREEMENT

                          Dated as of November 6, 1995


                 BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and CITIBANK, N.A. ("Citibank"), as agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                 SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "A Advance" means a Eurodollar Rate Advance, a CD Rate Advance or, if made available by each Lender, a Gold Advance (each of which shall be a "Type" of A Advance).

                 "Additional Designated Guarantors" means, if at any date of determination, Wholly-Owned Subsidiaries of the Borrower (other than Project Subsidiaries and CFC Subsidiaries) that are not otherwise Guarantors have, on a Consolidated basis, total assets constituting more than 5% of the Consolidated total assets as at the end of the most recently completed fiscal quarter or, for the twelve month period ending as of the end of such quarter, more than 5% of the Consolidated total revenues of the Borrower and its Subsidiaries, one or more of such Wholly-Owned Subsidiaries designated by the Borrower as shall be sufficient when included in the definition of Guarantor pursuant to clause (c) thereof, to cause the Wholly-Owned Subsidiaries of the Borrower (other than Project Subsidiaries and CFC Subsidiaries) that are not Guarantors to have, on a Consolidated basis, neither total assets nor total revenues exceeding the foregoing amounts.

                 "Adjusted CD Rate" means, for any Interest Period for each CD Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the sum of:

                          (a) the rate per annum obtained by dividing (i) the consensus bid rate determined by Citibank (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such consensus bid rate is not such a multiple) for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by Citibank for the purchase at face value of certificates of deposit of Citibank in New York City in an amount substantially equal to Citibank's Advance comprising part of such Revolving Credit Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage for such Interest Period, plus

                          (b)     the Assessment Rate for such Interest Period.

                 "Adjusted CD Rate Reserve Percentage" for any Interest Period for all CD Rate Advances comprising part of the same Revolving Credit Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) Dollar nonpersonal time deposits in the United States and with a maturity equal to such Interest Period.

                 "Adjusted Current Assets" of any Person means (a) all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP plus
         (b) in the case of the Borrower, any unused amount of the Commitments, under this Agreement that, if borrowed, would constitute a liability that would not be included in Adjusted Current Liabilities, less (c) in the case of a Subsidiary of the Borrower, all affected amounts included in clause (a) of this definition where the ability of such Subsidiary to dividend or advance 100% of net working capital is legally or contractually restricted.

                 "Adjusted Current Liabilities" of any Person means (a) all Debt of such Person, except Funded Debt, that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date, (c) all other items (including, without limitation, taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person, less (d) in the case of a Subsidiary of the Borrower, those current liabilities the repayment of which is secured by cash or Marketable Securities of such Subsidiary under terms existing as of the date of this Agreement or is secured on terms acceptable to the Required Lenders by current assets to the extent excluded from the definition of Adjusted Current Assets by clause (c) of such definition.

                 "Advance" means a Revolving Credit Advance or a Competitive Bid Advance.

                 "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                 "Agent" has the meaning specified in the recital of parties to this Agreement.

                 "Agent's Account" means the account of the Agent maintained by the Agent at Citibank, N.A. with its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, ABA #021000089, Attention:
         Carmela Caputo.

                 "Aggregate Current Amount" means, with respect to Dollar Advances, the aggregate principal amount of such Dollar Advances and, with respect to Gold Advances, the aggregate Dollar Equivalent of such Gold Advances.

                 "Aggregate Original Amount" means, with respect to Dollar Advances, the aggregate principal amount of such Dollar Advances and, with respect to Gold Advances, the aggregate Original Dollar Equivalent of such Gold Advances.

                 "Annual Contained Ounces of Production" shall mean, at any date of determination, the greater of the contained ounces of gold production (i) for the most recent four fiscal quarters and (ii) for the most recent twelve fiscal quarters, expressed as an annual average.

                 "Applicable Lending Office" means, with respect to each Lender, (i) such Lender's Domestic Lending Office in the case of a Base Rate Advance or CD Rate Advance, (ii) such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (iii) such Lender's Gold Lending Office in a case of a Gold Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent and the Borrower as its Applicable Lending Office with respect to such Competitive Bid Advance.

                 "Applicable Margin" means, as of any date, with respect to any Revolving Credit Advance a percentage per annum determined by reference to the Pricing Performance Level Status in effect on such date as set forth below:

==========================================================================================================
                                                        Applicable Margin for
  Pricing Performance        Applicable Margin for      Eurodollar Rate Advances    Applicable Margin for
  Level Status               Base Rate Advances         and Gold Advances           CD Rate Advances
==========================================================================================================
  Level I
                             0%                         0.55%                       0.675%
----------------------------------------------------------------------------------------------------------
  Level II
                             0%                         0.75%                       0.875%
----------------------------------------------------------------------------------------------------------
  Level III
                             1.0%                       2.125%                      2.25%
==========================================================================================================


         ; provided, however, that no change in the Applicable Margin based on a change in the Leverage Ratio or the Operating Cash Flow Ratio or in the Borrower's senior unsecured long-term debt ratings shall be effective until three Business Days after the date on which the Agent receives financial statements pursuant to Section 5.01(m)(i) or 5.01(m)(ii) and a certificate of the chief financial officer of the Borrower demonstrating such ratios or three Business Days after the date on which the Agent receives notification of a change in the Borrower's senior unsecured long-term debt ratings; provided further, however, that, if as of any date of determination, (i) the aggregate principal amount of Advances outstanding is greater than $25,000,000 but less than or equal to $50,000,000, the Applicable Margin shall increase by 0.25% per annum, and (ii) the aggregate principal amount of Advances outstanding is greater than $50,000,000, the Applicable Margin shall increase by 0.50% per annum.

                 "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Pricing Performance Level Status in effect on such date as set forth below:

                          ======================================
                          Pricing Performance         Applicable
                          Level Status                Percentage
                          ======================================
                          Level I
                                                      0.10%
                          --------------------------------------
                          Level II
                                                      0.125%
                          --------------------------------------
                          Level III
                                                      0.25%
                          ======================================

         ; provided, however, that no change in the Applicable Percentage based on a change in the Leverage Ratio or the Operating Cash Flow Ratio or in the Borrower's senior unsecured long-term debt ratings shall be effective until three Business Days after the date on which the Agent receives financial statements pursuant to Section 5.01(m)(i) or 5.01(m)(ii) and a certificate of the chief financial officer of the Borrower demonstrating such ratios or three Business Days after the date on which the Agent receives notification of a change in the Borrower's senior unsecured long-term debt ratings.

                 "Arranger" means Citicorp Securities, Inc.

                 "Assessment Rate" for any Interest Period for all CD Rate Advances comprising part of the same Revolving Credit Borrowing means the annual assessment rate estimated by Citibank on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States.

                 "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

                 "Attributable Share" means with respect to any Person the percentage ownership interest in such Person held directly or indirectly by the Borrower.

                 "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                          (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

                          (c) 1/2 of one percent per annum above the Federal Funds Rate.

                 "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

                 "Borrower" has the meaning specified in the recital of parties to this Agreement.

                 "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

                 "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and, if the applicable Business Day relates to any Gold Advances, a Gold Business Day.

                 "Capital Expenditures" means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.

                 "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases and the amount of the obligation associated therewith shall be the capitalized amount thereof determined in accordance with GAAP.

                 "CD Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.7(a)(iii).

                 "CFC Subsidiary" means a Subsidiary of the Borrower or any Guarantor that is or becomes a "controlled foreign corporation" with respect to the Borrower within the meaning of Section 957 of the Internal Revenue Code as in effect on the date hereof.

                 "Comex" means the Commodities Exchange, Inc. of New York, and any successors thereto.

                 "Comex Gold Price" means, on any day, the settlement price per troy ounce of Gold quoted on Comex on such day for a contract on Comex to sell Gold for delivery in the then current month.

                 "Commitment" has the meaning specified in Section 2.01.

                 "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

                 "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

                 "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

                 "Competitive Bid Reduction" has the meaning specified in
         Section 2.01.

                 "Confidential Information" means information that the Borrower or any of its Subsidiaries furnishes to the Agent or any Lender in a writing designated as confidential or obtained on a confidential basis by the Agent or any Lender pursuant to Section 5.01(e), but does not include any such information that is or becomes generally available to the public other than as a result of action by the Agent or any Lender (other than as provided in Section 8.08) or that is or becomes available to the Agent or such Lender from a source other than the Borrower or its Subsidiaries.

                 "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                 "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of another Type pursuant to Section 2.08 or 2.09.

                 "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable within 90 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock prior to December 31, 2005, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but excluding any such obligation to the extent the consideration to be paid consists of capital stock of such Person or warrants, rights or options to acquire such capital stock, (h) all obligations of such Person in respect of Prepaid Forward Sales Agreements, (i) all obligations of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all Debt of others referred to in clauses (a) through
         (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien (other than the Lien on the Borrower's assets set forth on Schedule 5.02(a) hereto) on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                 "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                 "Designated Bidder" means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by

         Moody's or "A-1" (or the then equivalent grade) by S&P that, in the case of either clause (a) or (b), (i) is organized under the laws of the United States or any State thereof, (ii) shall have become a party hereto pursuant to Section 8.07(d), (e) and (f) and (iii) is not otherwise a Lender.

                 "Designation Agreement " means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

                 "Dollar Advances" means Advances made by the Lenders to the Borrower in the form of Dollars.

                 "Dollar Borrowing" means a Revolving Credit Borrowing in
         Dollars.

                 "Dollar Equivalent" means, on any day, with respect to any Gold Advance, the Dollar amount obtained by multiplying the quantity of such Gold Advance in troy ounces by the London Gold Fix on such day. If the London Gold Fix is not then available or if such day is not a Gold Business Day, the London Gold Fix on the immediately preceding Gold Business Day shall be used. If neither of such prices is available, the Comex Gold Price on such day shall be used analogously in place of the London Gold Fix. If none of such prices is available, the price per troy ounce of Gold for purposes of this definition shall be the price determined in good faith by the Agent in its sole discretion based on the prevailing cash market or markets for Gold.

                 "Dollars" and "$" means lawful money of the United States of America.

                 "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                 "Effective Date" has the meaning specified in Section 3.01.

                 "Eligible Assignee" means (i) a Lender; (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (iv) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (iv); (v) the central bank of any country that is a member of the OECD; (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $1,000,000,000 and (vii) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

                 "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                 "Environmental Law" means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                 "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                 "Equity Proceeds" means (a) gross proceeds received by the Borrower from (i) the sale or issuance of any equity security of the Borrower whether by means of any public offering or private placement, or (ii) capital contributions to the Borrower from time to time, (b) the principal amount of convertible debt that, in accordance with the terms thereof is converted to capital stock of the Borrower and (c) assets received as consideration from the sale or issuance of any equity securities.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                 "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

                 "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
         (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or
         (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in
         Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under
         Section 302(f) of ERISA shall have been met with respect to any Plan;
         (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to
         Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

                 "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                 "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                 "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

                 "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

                 "Events of Default" has the meaning specified in Section 6.01.

                 "Existing Credit Agreement" means that certain U.S. $150,000,000 Credit Agreement dated as of December 29, 1989 by and among the Borrower, as borrower, the banks named therein and Citibank, as agent, as amended.

                 "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                 "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i).

                 "Fiscal Year" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

                 "Funded Debt" of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, excluding, however, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

                 "GAAP" has the meaning specified in Section 1.03.

                 "Gold" means gold in the form constituting good delivery to Comex or the London Bullion Market, as applicable, in each case with an assayed fineness of not less than .995.

                 "Gold Advance" means a Revolving Credit Advance made by the Lenders to the Borrower in the form of Gold.

                 "Gold Borrowing" means a Revolving Credit Borrowing consisting of Gold Advances.

                 "Gold Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and on which (a) dealings are carried on in the London interbank market, (b) the London Bullion Market is open for business and (c) future Gold bullion contracts are carried out on Comex.

                 "Gold Funding Rate" means, with respect to any Gold Advance for any Interest Period applicable thereto, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rate per annum quoted by each Reference Bank to the Agent on the date two Business Days prior to the first day of such Interest Period as the rate offered by such Reference Bank for an amount substantially equal to such Reference Bank's Gold Advance comprising part of such Borrowing and with a maturity equal to such Interest Period.

                 "Gold Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Gold Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                 "Gold Market Interruption" means the existence of any circumstances at any time which make any Lender, in the sole determination of such Lender, unable to conduct transactions in any accessible international Gold market sufficient to meet such Lender's obligations under Section 2.01, as a result of causes beyond such Lender's control, including (without limitation) (i) changes in national or international financial, political or economic conditions;
         (ii) the inability of such Lender to acquire or borrow Gold in the open market or on any organized exchange or to fund any such acquisition; (iii) wars, strikes, or acts of God; (iv) acts of government or any governmental activity; or (v) a change in law, rule or regulation or in the interpretation or administration thereof which has the effect of making it unlawful or impossible for such Lender to engage in such transactions.

                 "Gold Note" means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Gold Advances made by such Lender.

                 "Guarantor" means, at any date of determination, (a) all Wholly-Owned Subsidiaries of the Borrower, other than Project Subsidiaries and CFC Subsidiaries, that are Material Subsidiaries, (b) each Wholly-Owned Subsidiary of the Borrower which is not itself a Project Subsidiary or a CFC Subsidiary, of which a Project Subsidiary or a CFC Subsidiary is a Material Subsidiary, (c) any Additional Designated Guarantors and (d) each Person that has become a Guarantor but is no longer included within the scope of the foregoing clauses
         (a), (b) and (c) of this definition, unless and until such Person is released from the obligations of a Guarantor pursuant to Section 8.09.

                 "Guaranty" has the meaning specified in Section 3.01(g)(ii).

                 "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                 "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, forward rate transactions, commodity swap agreements, commodity option contracts and other similar agreements.

                 "Information Memorandum" means the information memorandum dated September 1995, as amended and supplemented by separate communications dated September 12, 1995, September 19, 1995, October 18, 1995 and November 2, 1995, used by the Agent in connection with the syndication of the Commitments.

                 "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                 "Interest Period" means, for each A Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such A Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into any Type of A Advance (other than Gold Advances) and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to A Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Eurodollar Rate Advances, one, two, three or six months, (b) in the case of an Adjusted CD Rate Advance, 30, 60 or 90 days and (c) in the case of a Gold Advance, 30, 60 or 90 days, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                          (i) the Borrower may not select any Interest Period that ends after the Termination Date;

                          (ii) Interest Periods commencing on the same date for any A Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                          (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period in respect of any Eurodollar Rate Advance or LIBO Rate Advance to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                          (iv) whenever the first day of any Interest Period for any Eurodollar Rate Advance or LIBO Rate Advance occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                 "Inti Raymi" means Empresa Minera Inti Raymi S.A., a Bolivian Sociedad Anonima.

                 "Inti Raymi Project Loans" means the Debt of Inti Raymi listed in the attached Schedule 5.02(j).

                 "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of "Debt" in respect of such Person.

                 "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c) and, except when used in reference to an

         A Advance, a Revolving Credit Advance, a Revolving Credit Borrowing, a Revolving Credit Note, a Commitment or a related term, each Designated Bidder.

                 "Leverage Ratio" means the Consolidated Leverage Ratio as set forth in Section 5.03(b).

                 "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be Citibank's ratable share of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                 "LIBO Rate Advances" has the meaning specified in Section 2.03(a)(i).

                 "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or any other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

                 "Loan Documents" means this Agreement, the Notes and the Guaranty, in each case as amended or otherwise modified from time to time.

                 "Loan Party" means the Borrower and each Guarantor.

                 "London Bullion Market" means, collectively, the market making members of the London bullion market who quote prices for the buying and selling of Gold throughout each Gold Business Day for spot and forward delivery, and any successors thereto.

                 "London Gold Fix" means, on any day, the sale price per troy ounce of Gold (quoted in Dollars) as determined by the London Bullion Market at its afternoon fixing on such day.

                 "Margin Stock" has the meaning specified in Regulation U.

                 "Marketable Securities" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-2" (or the then equivalent grade) by Moody's and "A-2" (or the then equivalent grade) by S&P.

                 "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, properties or reasonably foreseeable prospects of the Borrower and its Subsidiaries, taken as a whole.

                 "Material Adverse Effect" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, properties or reasonably foreseeable prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or
         (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

                 "Material Contract" means each contract to which the Borrower or any of the Borrower's Subsidiaries is a party which constitutes a material contract of the Borrower within the meaning of Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission as in effect on the date hereof.

                 "Material CFC Subsidiary" means a CFC Subsidiary that satisfies the criteria set forth in the definition of "Material Subsidiary".

                 "Material Project Subsidiary" means a Project Subsidiary that satisfies the criteria set forth in the definition of "Material Subsidiary".

                 "Material Subsidiary" means, as of any date of determination,
         (a) any Subsidiary the assets or revenues of which constitute 2% or more of the Consolidated assets or revenues, as applicable, of the Borrower and its Subsidiaries for either of the immediately preceding two consecutive Fiscal Year ends or Fiscal Years, as applicable, or the immediately preceding fiscal quarter end or fiscal quarter, as applicable, or (b) any Subsidiary the Operating Income of which constitutes 5% or more of Consolidated Operating Income of the Borrower and its Subsidiaries for either of the immediately preceding two consecutive Fiscal Years, or the immediately preceding fiscal quarter or (c) any Subsidiary that holds, directly or indirectly, proved or probable mineral reserves.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                 "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                 "Net Cash Proceeds" means, with respect to any sale, lease transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

                 "Net Equity Proceeds" means Equity Proceeds of any transaction after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions to the extent, but only to the extent, that the amounts so deducted are, at the time or receipt of such Equity Proceeds, properly attributable to such transaction.

                 "Net Income" of any Person means for any period the amount of such Person's net income for such period, exclusive of extraordinary items, all determined in accordance with GAAP.

                 "NML" means Niugini Mining Limited, a corporation organized under the laws of Papua New Guinea.

                 "Note" means a Revolving Credit Note, a Competitive Bid Note or a Gold Note.

                 "Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.02(a).

                 "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a).

                 "Operating Cash Flow Ratio" means the Debt to Operating Cash Flow Ratio set forth in Section 5.03(e).

                 "Operating Income" means, for any Person for any period, the sum of (a) the Net Income of such Person for such period excluding (b) the net amount of the following items (to the extent included in the computation of such Net Income): (i) net interest expense (income),
         (ii) income tax expense and (iii) any extraordinary items.

                 "Original Dollar Equivalent" means, with respect to any Gold Advance, the amount in Dollars obtained by multiplying the Original Gold Price with respect to such Gold Advance by the quantity of such Gold Advance in troy ounces.

                 "Original Gold Price" means, for each troy ounce of Gold with respect to each Gold Advance, the London Gold Fix on the date two Gold Business Days prior to the date such Gold Advance is made or continued, as the case may be.

                 "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                 "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes in each case in a manner that materially interferes in the conduct of the business of the Borrower and the Guarantors, taken as a whole, or of the Borrower and its Subsidiaries, taken as a whole.

                 "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                 "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                 "Prepaid Forward Sales Agreements" means physical delivery contracts for which a Person has received or has the right to receive a cash payment in advance of physical delivery of the subject commodity and which would be reflected in the financial statements or footnotes thereto of such Person in accordance with GAAP and each Hedge Agreement for which the termination value immediately after the inception of such Hedge Agreement is not zero (excluding customary bid/ask differentials for market level transactions).

                 "Pricing Performance Level I Status" exists at any date if (i) the Borrower's outstanding senior unsecured long-term debt securities are rated (x) BBB- or higher by S&P and (y) Baa3 or higher by Moody's or (ii) if the Borrower's outstanding senior unsecured long-term debt securities are not rated by both S&P and Moody's, (x) the Leverage Ratio is less than 0.25 to 1.0 and (y) the Operating Cash Flow Ratio is less than 2.0 to 1.0.

                 "Pricing Performance Level II Status" exists at any date if neither Pricing Performance Level I Status nor Pricing Performance Level III Status exists at such date.

                 "Pricing Performance Level III Status" exists at any date if
         (i) the Borrower's outstanding senior unsecured long-term debt securities are rated (x) B+ or lower by S&P or (y) B1 or lower by Moody's or (ii) if the Borrower's outstanding senior unsecured long-term debt securities are not rated by S&P or Moody's, (x) the Leverage Ratio is greater than 0.375 to 1.0 or (y) the Operating Cash Flow Ratio is greater than 3.0 to 1.0.

                 "Project Subsidiary" means a Subsidiary of the Borrower or any Guarantor, including, without limitation, Inti Raymi, formed and operated for the sole purpose of developing and operating a mineral property or properties and related facilities, the financing for which is neither obtained on a basis as to which there is recourse to the Borrower or any Subsidiary of the Borrower nor guaranteed by the Borrower or any Subsidiary of the Borrower (other than such Project Subsidiary or Subsidiaries of such Project Subsidiary).
                 "Reference Banks" means Citibank and The Bank of Nova Scotia.

                 "Register" has the meaning specified in Section 8.07(g).

                 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "Related Document" means the Subordinated Debt Fiscal and Paying Agency Agreement.

                 "Required Lenders" means at any time Lenders owed at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.

                 "Revolving Credit Advance" means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance, a Eurodollar Rate Advance, a CD Rate Advance or, if made available by each Lender, a Gold Advance.

                 "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

                 "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances (other than the Gold Advances) made by such Lender.

                 "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

                 "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                 "Subordinated Debt" means (a) the 6% Convertible Subordinated Debentures of the Borrower due 2005 in the aggregate principal amount of $100,000,000 issued pursuant to the Subordinated Debt Fiscal and Paying Agency Agreement (the "6% Convertible Subordinated Debentures"), and (b) Debt for money borrowed for which the Borrower is directly and primarily obligated which arises after the date of this Agreement which is subordinate in right of payment to the payment of the principal of and interest on the Notes and other obligations arising hereunder either (i) at least to the extent and in the manner the 6% Convertible Subordinated Debentures are subordinate to the payment of the principal of and interest on the Notes and other obligations arising hereunder or (ii) otherwise in a manner satisfactory to the Required Lenders, provided, that Subordinated Debt under this clause (b) shall not have a stated maturity prior to December 31, 2005.

                 "Subordinated Debt Fiscal and Paying Agency Agreement" means the Subordinated Debt Fiscal and Paying Agency Agreement dated January 4, 1990 between the Borrower and Citibank, N.A., as Fiscal and Paying Agent.

                 "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                 "Tangible Net Worth" means the excess of total assets of the Borrower and its Subsidiaries over total liabilities of the Borrower and its Subsidiaries, total assets and total liabilities each to be determined in accordance with GAAP, excluding from the determination of total assets (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, service marks, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all prepaid expenses or deferred charges (other than prepaid expenses or deferred charges incurred in the ordinary course of business) or unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (e) securities which are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, provided, such capital stock or Debt is not considered a liability of the Borrower or any of its Subsidiaries in accordance with GAAP, (g) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to December 31, 1994, and (h) any items not included in clauses (a) through (g) above which are treated as intangibles in conformity with GAAP.

                 "Termination Date" means the earlier of October 31, 2000 and the date of termination in whole of the Commitments pursuant to
         Section 2.05 or 6.01.

                 "Type" refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the Adjusted CD Rate, Advances bearing interest at the Eurodollar Rate and Advances bearing interest at the Gold Funding Rate.

                 "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                 "Wholly-Owned Subsidiary" of any Person means a Subsidiary of which (or in which) 100% of (a) if such Subsidiary is a corporation, the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) if such Subsidiary is a limited liability company, partnership or joint venture, the interest in the capital and profits of such limited liability company, partnership or joint venture or (c) if such Subsidiary is a trust or estate, the beneficial interest in such trust or estate is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Wholly-Owned Subsidiaries or by one or more of such Person's other Wholly-Owned Subsidiaries.

                 "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                 SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                 SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").


                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

                 SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower in Dollars or, if each Lender agrees, in its sole discretion to make Gold Advances, in Gold, at the option of the Borrower, from time to time on any Business Day during the period from the Effective Date until the Termination Date in an Aggregate Original Amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(g), as such amount may be reduced pursuant to Section 2.05 (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an Aggregate Original Amount of $5,000,000 or, in the case of a Dollar Borrowing, an integral multiple of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing) and shall consist of Revolving Credit

Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to
Section 2.10 and reborrow under this Section 2.01; provided, however, that no Revolving Credit Advances shall be made hereunder if after giving effect thereto the Aggregate Current Amount of all Advances outstanding (including Competitive Bid Advances) would exceed the aggregate amount of the Commitments.

                 SECTION 2.02.  Making the Revolving Credit Advances.  (a)
Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of A Advances, or the first Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, if such Borrowing is a Dollar Borrowing, or the quantity (stated in troy ounces) of Gold to be borrowed, if such Borrowing is a Gold Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of A Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, (x) before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing that is a Dollar Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing or (y) before 3:00 P.M. (London time) on the date of such Revolving Credit Borrowing that is a Gold Borrowing, make available to the Agent such Lender's ratable portion of such Gold Borrowing, in troy ounces of Gold, by crediting to the Agent such quantity of Gold in a pool account with a depository in London of unallocated Gold specified by the Agent, for the account of the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, (1) with respect to a Dollar Borrowing, after the Agent's receipt of such funds, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02, and (2) with respect to a Gold Borrowing, after the Agent's receipt of such amount of Gold, the Agent will make such amount available to the Borrower by crediting to the Borrower unallocated Gold in a depository pool account specified by the Borrower, which account shall be located in London or such other location agreed to by the Agent and the Borrower.

                 (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select A Advances for any Revolving Credit Borrowing (x) if the aggregate amount of such Revolving Credit Borrowing that is a Dollar Borrowing is less than $5,000,000 or (y) if the aggregate amount of such Revolving Credit Borrowing that is a Gold Borrowing is less than an Aggregate Original Amount of $5,000,000 and less than 15,000 troy ounces of Gold or (z) if the obligation of the Lenders to make A Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) no Advances may be outstanding as part of more than 8 separate Revolving Credit Borrowings.

                 (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, CD Rate Advances or Gold Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

                 (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement. Notwithstanding anything contained herein to the contrary, this subsection (d) shall not apply to Gold Borrowings unless each Lender, in its sole discretion, agrees to make a Gold Advance.

                 (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

                 (f) Upon delivery of any Gold to the Borrower as set forth in subsection (a) above, the Borrower shall bear all risk of damage thereto or loss or destruction thereof from any cause whatsoever.

                 (g) THE LENDERS MAKE NO WARRANTIES OF MERCHANTABILITY WITH RESPECT TO GOLD CONSTITUTING ANY PAYMENT OF GOLD ADVANCES OR OTHERWISE, NOR OF FITNESS FOR ANY PARTICULAR PURPOSE, NOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO SUCH GOLD, EXCEPT THAT THE GOLD LOANED HEREUNDER SHALL BE GOLD AS DEFINED HEREIN.

                 SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).


                 (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

                 (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

                 (iii) The Borrower shall, in turn, before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                          (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                          (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such

                 Lender for such Competitive Bid Advance pursuant to paragraph
                 (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. In the case of such acceptance, the Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

                 (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is canceled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

                 (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause
         (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's address referred to in
         Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

                 (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

                 (b) Each Competitive Bid Borrowing shall be in Dollars and in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

                 (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this
Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

                 (d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

                 (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(e), the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise provided in such Competitive Bid Note.

                 (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

                 (g) Upon delivery of each Notice of Competitive Bid Borrowing, the Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                 SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a facility fee on the aggregate amount of such Lender's Commitment (computed without giving effect to any Competitive Bid Reduction) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October commencing January 31, 1996, and on the Termination Date.

                 (b) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a commitment fee on the average daily unused portion of such Lender's Commitment (computed after giving effect to any Competitive Bid Reduction) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October, commencing January 31, 1996, and on the Termination Date.

                 (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                 SECTION 2.05. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

                 SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

                 SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. Except as otherwise provided in Section 2.07(b), the Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance that is a Dollar Advance and on the Original Dollar Equivalent of each Revolving Credit Advance that is a Gold Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full or the applicable quantity of Gold is delivered in payment of such Gold Advance, at the following rates per annum:

                 (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                 (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                 (iii) CD Rate Advances. During such periods as such Revolving Credit Advance is a CD Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Adjusted CD Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such CD Rate Advance shall be Converted or paid in full.

                 (iv) Gold Advances. During such periods as such Revolving Credit Advance is a Gold Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Gold Funding Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such Gold Advance shall be Converted or paid in full.

                 (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(e), the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance that is a Dollar Advance and the Original Dollar Equivalent of each Revolving Credit Advance that is a Gold Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) to
(a)(iv) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) to (a)(iv) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

                 SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii),
(iii) or (iv).

                 (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                 (c) If the Borrower shall fail to select the duration of any Interest Period for any A Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances in the case of Dollar Advances or, in the case of Gold Advances, have an Interest Period of 30 days for the next applicable Interest Period.

                 (d) On the date on which the aggregate unpaid principal amount of A Advances consisting of Dollar Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

                 (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e), (i) each A Advance (other than a Gold Advance) will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, (ii) each Gold Advance of any Lender, at the option of such Lender by giving written notice to the Agent and the Borrower, will be Converted into a Base Rate Advance with a principal amount as of the effective date of such notice equal to the Dollar Equivalent of such Gold Advances as of such date and (iii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances, CD Rate Advances or Gold Advances shall be suspended.

                 (f) The obligation of the Lenders to make Gold Advances shall be subject to the agreement of each Lender hereunder, in its sole discretion, to make such Advances.

                 SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances (other than Gold Advances) of one Type comprising the same Borrowing into Revolving Credit Advances (other than Gold Advances) of another Type or Types; provided, however, that any Conversion of Eurodollar Rate Advances or CD Rate Advances into Advances of another Type or Types shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances or CD Rate Advances, any Conversion of Base Rate Advances into any A Advances (other than Gold Advances) shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b).
Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into any A Advances (other than Gold Advances), the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                 SECTION 2.10. Prepayments of Revolving Credit Advances. (a) Optional. The Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of any A Advance, in each case to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of an A Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

                 (b) Mandatory. The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowing equal to the amount by which the Aggregate Current Amount of the Revolving Credit Advances exceeds the aggregate amount of the Commitments after giving effect to Competitive Bid Reductions.

                 SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining A Advances or LIBO Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                 (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                 SECTION 2.12. Illegality; Gold Market Interruption. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and

(ii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances (other than Gold Advances) into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or LIBO Rate Advances or to continue to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                 (b) If at any time or from time to time a Gold Market Interruption shall occur with respect to a Lender, such Lender shall immediately notify the Agent and the Borrower of the existence and nature of such Gold Market Interruption, and the obligation of the Lenders to make Gold Advances under Section 2.01 shall immediately be suspended until such Lender shall give notice to the Agent and the Borrower that such Gold Market Interruption no longer exists, at which time the obligation of the Lenders to make Gold Advances under Section 2.01 shall resume in full force and effect.
No Lender shall be liable for any costs or expenses incurred by the Borrower as a result of any Gold Market Interruption or the suspension of the Lenders' obligations to make Gold Advances in accordance with this Section 2.12(b). While any such suspension remains in effect, any Gold Advances which would otherwise be made by the Lenders shall instead be made as Eurodollar Rate Advances in an aggregate principal amount equal to the Aggregate Original Amount of such Gold Advances. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Gold Advances to maturity and shall so specify in such notice, such Lender shall specify the Dollar Equivalent of such outstanding Gold Advances in such notice and the Borrower shall within two Business Days prepay in full the then outstanding Dollar Equivalent of each such outstanding Gold Advance determined pursuant to such notice, together with interest thereon. Concurrently with prepaying each such Gold Advance, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Gold Advances of the other Lenders), and such Lender shall make such a Base Rate Advance.

                 SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment of principal of, and interest on, Dollar Advances, of interest on Gold Advances and of other fees and other amounts hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees or commitment fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.12(b), 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its

Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

                 (b) The Borrower shall make each payment of principal of Gold Advances (i) by physical delivery of Gold to the Agent at a location requested by the Borrower and agreed by the Agent not later than 11:00 A.M. (New York City time), or if the parties cannot agree on a location, then (ii) by crediting to the Agent not later than 3:00 P.M. (London time) in a pool account with a depository in London of unallocated Gold specified by the Agent, the quantity of Gold equal to such payment, in each case on the date on which such payment shall become due. The Agent will promptly thereafter cause to be distributed ratably to the Lenders by crediting to each Lender, in a pool account in London specified by such Lender, the quantity equal to such payment.

                 (c) Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                 (d) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                 (e) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, Adjusted CD Rate, Gold Funding Rate or the Federal Funds Rate and of facility fees or commitment fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                 (f) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (g) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall (i) in the case such amount distributed by the Agent was in Dollars, repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate or (ii) in the case such amount distributed by the Agent was in a quantity of Gold, interest on the Dollar Equivalent thereof on the date such amount was distributed for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent at a rate per annum equal to the Gold Funding Rate, as determined by the Agent, that would be applicable to a Gold Advance in an amount equal to such quantity of Gold and for an Interest Period of one day.

                 SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                 (c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this
Section 2.14) imposed on or paid by such Lender or the Agent (as the case may
be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                 (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in
Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                 (e) Each Lender that is not a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state thereof, or an estate or trust that is subject to federal income taxation regardless of source of its income, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest," a Form W-8, or any successor or other form prescribed by the Internal Revenue Code (and, if such Lender delivers a Form W-8, an annual certificate representing that (i) such Lender is not a "bank" for purposes of
Section 881(c) of the Internal Revenue Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any government or rating agency), (ii) is not a 10-percent shareholder (within the meaning of
Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), along with such other additional forms or certificates as the Borrower or the Agent may reasonably request, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                 (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or certificate (or failed to provide substantially all of the information required by such form or certificate) described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure or such notification; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                 (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                 (h) The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                 SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.12(b), 2.14 or 8.04(c) or 8.07) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                 SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) only to refinance outstanding Debt (if any) of the Borrower under the Existing Credit Agreement, to pay transaction fees and expenses of the Borrower, to provide working capital for the Borrower and for general corporate purposes of the Borrower and its Subsidiaries.


                                  ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

                 SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

                 (a) There shall have occurred no Material Adverse Change since December 31, 1994.

                 (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

                 (c) All governmental and third party consents and approvals, if any, necessary in connection with the transactions contemplated hereby or by the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, all applicable waiting periods shall have expired without any action being taken by any competent authority and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

                 (d) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date, which shall not be later than November 15, 1995.

                 (e) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

                 (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                          (i) The representations and warranties contained in each Loan Document are true and correct on and as of the Effective Date,

                          (ii) No event has occurred and is continuing that constitutes a Default,

                          (iii) There have been no amendments to the charter of the Borrower or any Guarantor since the date of the Secretary of State's Certificate referred to in Section 3.01(g)(vi),

                          (iv)    The by-laws of the Borrower and each
                 Guarantor delivered pursuant to Section 3.01(g)(iii) are true and correct as in effect on the Effective Date, and

                          (v) The Information Memorandum and all other information, exhibits and reports furnished by any Loan Party to the Agent and the Lenders in connection with the negotiation of the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

                          (i) The Revolving Credit Notes and the Gold Notes to the order of the Lenders, respectively.

                          (ii) A guaranty in substantially the form of Exhibit E (together with each other guaranty delivered pursuant to Section 5.01(n), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Guaranty"), duly executed by each Guarantor.

                          (iii) Certified copies (A) of the resolutions of the board of directors of the Borrower and each Guarantor approving the Loan Documents to which it is or is to be a party, (B) of the by-laws of the Borrower and each Guarantor as in effect on the Effective Date and (C) of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

                          (iv)    A certificate of the Secretary or an
                 Assistant Secretary of the Borrower and each Guarantor certifying the names, titles and true signatures of the officers of the Borrower and such Guarantor authorized to sign the Loan Documents to which they are or are to be parties and the other documents to be delivered hereunder.

                          (v) A copy of the charter of the Borrower and each Guarantor and each amendment thereto, certified (as of a date reasonably near the date of the Effective Date) by the Secretary of State of the jurisdiction of its incorporation as being a true and correct copy thereof.

                          (vi) A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, dated reasonably near the date of the Effective Date listing the charter of the Borrower and each Guarantor and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower's or such Guarantor's charter on file in his office, (B) if applicable, the Borrower and each Guarantor have paid all franchise taxes to the date of such certificate and (C) the Borrower and each Guarantor are duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation.

                          (vii) An opinion of Baker & Botts, counsel for the Borrower and each Guarantor, substantially in the form of Exhibit F hereto and as to such other matters as any Lender through the Agent may reasonably request.

                          (viii) An opinion of Robert J. Quinn, Esq., General Counsel of the Borrower, substantially in the form of Exhibit G hereto.

                          (ix) An opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

                 (h) All commitments under the Existing Credit Agreement shall have been terminated in whole pursuant to the terms thereof, and the Borrower shall have delivered to the Agent certified copies of irrevocable notices effecting such termination pursuant to Section 2.05 thereof. All amounts payable by the Borrower under such agreement shall have been paid in full.

                 SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that the Effective Date shall have occurred, no Event of Default shall have occurred and be continuing or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom and on the date of such Revolving Credit Borrowing, if after giving effect to such Borrowing (other than the initial Revolving Credit Borrowing hereunder) there would be an increase in the Aggregate Original Amount of Revolving Credit Advances (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                 (i) the representations and warranties contained in each Loan Document are true and correct on and as of the date of such Revolving Credit Borrowing, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

                 (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

                 SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

                 (a) the representations and warranties contained in each Loan Document are true and correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

                 (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and

                 (c) no event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Agent and each Lender by the Borrower in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                 SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                 (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                 (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party (other than Subsidiaries of NML and Subsidiaries that are joint ventures where the Investment by all Loan Parties in such joint venture is less than $1,000,000), showing as of the date of this Agreement (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date of this Agreement and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date of this Agreement. As of the date of this Agreement, all of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except as may be set forth in such Schedule.

                 (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws,
         (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934, as amended, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of
         1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

                 (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby or (ii) the exercise by the Agent or any Lender of its rights under the Loan Documents.

                 (e) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                 (f) The Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at December 31, 1994, the related Consolidated and consolidating statements of income and the related Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of Arthur Andersen LLP, independent public accountants on such Consolidated statements, and the Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at June 30, 1995, the related Consolidated and consolidating statements of income and the related Consolidated statement of cash flows of the

         Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 1995, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 1994, there has been no Material Adverse Change.

                 (g) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i)(A) other than with respect to any Environmental Action, could be reasonably expected to have a Material Adverse Effect or (B) solely with respect to any Environmental Action, would be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

                 (h) The operations and properties of the Borrower and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, except to the extent any failure to so comply or past non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and no circumstances exist that would be reasonably expected to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would have a Material Adverse Effect.

                 (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Following the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries, which are subject to any limitation set forth in Section 5.02(a), Section 5.02(b) or Section 5.02(f), will be such margin stock.

                 (j) The Information Memorandum and all other information, exhibits and reports furnished by any Loan Party to the Agent and the Lenders in connection with the negotiation of or pursuant to the Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (it being understood that the Borrower's representation as to any projections included in the foregoing are that such projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time of delivery of such projections, and that actual results during the period or periods covered by such projections may differ therefrom).

                 (k) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably expected to have a Material Adverse Effect (it being understood that, to the extent any such expected Material Adverse Effect would not arise except by reason of noncompliance with Environmental Laws or Environmental Permits or other circumstances described in Section 4.01(h), Section 4.01(h) rather than this Section 4.01(k) shall govern).

                 (l) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, the failure to do any of which would have a Material Adverse Effect.

                 (m) Set forth on Schedule 4.01(m) hereto is a complete and accurate list, as of the date of this Agreement, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

                 (n) The aggregate unpaid amount, as of the date of this Agreement, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries and Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $1,000,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

                 (o) The aggregate unpaid amount, as of the date of this Agreement, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $1,000,000 in excess of reserves shown as liabilities on the balance sheet of such Person. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

                 (p) No Loan Party is an "investment company" or a company "controlled by" an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. No other Subsidiary of the Borrower is required to be registered under such Act.

                 (q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Material Contracts of each Loan Party as of the date of this Agreement, showing as of the date of this Agreement the parties, subject matter and term thereof. Each Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified except as otherwise indicated on such Schedule, and is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect, and there exists no default under any Material Contract by any party thereto which could reasonably be expected to have a Material Adverse Effect.

                 (r) No material ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

                 (s) As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90% and there has been no material adverse change in the funding status of any Plan since such date.

                 (t) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability in excess of $500,000 to any Multiemployer Plan.

                 (u) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                 (v) Except as set forth in the financial statements referred to in this Section 4.01 and in Section 5.01(m), the Borrower and its Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

                 (w) All commitments under the Existing Credit Agreement have been terminated in whole, or irrevocable notice to terminate such commitments under the Existing Credit Agreement shall be given contemporaneously with the execution of this Agreement, pursuant to the terms thereof, and the Borrower has delivered to the Agent certified copies of irrevocable notices effecting such termination pursuant to

         Section 2.05 thereof. As of the Effective Date, all amounts payable by the Borrower under such agreement have been paid in full.

                                   ARTICLE V

                           COVENANTS OF THE BORROWER

                 SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                 (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to comply, with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect, such compliance to include, without limitation, compliance with ERISA; provided, however, that compliance with Environmental Laws shall be as provided in Section 5.01(k).

                 (b) Payment of Taxes, Etc. Except to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect, pay and discharge, and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                 (c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries, other than NML and Subsidiaries of NML, to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

                 (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, privilege or franchise if the board of directors of the Borrower or such

         Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and the Guarantors, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole, or the Lenders.

                 (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries (other than NML and Subsidiaries of NML), and use commercially reasonable efforts (to the extent consistent with the fiduciary duties of the Borrower as a shareholder of NML and of the Borrower's representatives on NML's board of directors) to permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, NML and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                 (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which proper entries shall be made of financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                 (g) Maintenance of Properties, Etc. Maintain and preserve, cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to maintain and preserve, all of its properties that are used or useful in the conduct of the business of the Borrower and the Guarantors, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, provided, however, that this Section 5.01(g) shall not prevent the Borrower or any Subsidiary from discontinuing the operation or maintenance of any of such properties if such discontinuance is (1) in the judgment of both (A) the chief executive officer or the chief operating officer and (B) the chief financial officer of the Borrower or such Subsidiary, desirable in the conduct of the business of the Borrower and the Guarantors, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole, and (2) not disadvantageous in any material respect to the Lenders.

                 (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than transactions between the Borrower and any Guarantor or between Guarantors to the extent there is no consensual encumbrance or restriction of any kind on such Guarantor's ability to pay dividends, or make any other distributions, to repay or prepay any Debt owed by such Guarantor to the Borrower or any other Guarantor, to make loans or advances to the Borrower or any other Guarantor or to transfer any of its property or assets to the Borrower or any other Guarantor) on terms that are no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, provided that this Section 5.01(h) shall not restrict (i) any investments, loans or advances permitted by Section 5.02(d) or 5.02(h)(iii) or (ii) the payment of reasonable compensation to the directors and officers of the Borrower or its Subsidiaries, in each case as determined in good faith by the board of directors of the Borrower or such Subsidiary, as the case may be.

                 (i) Compliance with Terms of Leaseholds. Make, and cause each of its Material Subsidiaries, other than NML and Subsidiaries of NML, to make, all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or such Material Subsidiary, as applicable, is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

                 (j) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and upon the occurrence and continuance of a Default hereunder, take all such action to such end as may be from time to time reasonably requested by the Agent and, upon request of the Agent, make to each other party to each such Material Contract such reasonable demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries (other than NML and Subsidiaries of NML) to do so except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

                 (k) Compliance with Environmental Laws. Except to the extent that any failure to do any of the following would not reasonably be expected to have a Material Adverse Effect (i) comply, and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct, and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

                 (l)      Maintenance of Permits, etc.   Except to the extent
         that any failure to do any of the following could not be reasonably expected to have a Material Adverse Effect (i) comply, cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all permits (other than Environmental Permits), licenses and approvals necessary for its operations and properties; and (ii) preserve, maintain, renew and keep in full force and effect and cause each of its Subsidiaries, other than NML and Subsidiaries of NML, to preserve, maintain, renew and keep in full force and effect, all permits (other than Environmental Permits), licenses and approvals necessary for its operations and properties.

                 (m)      Reporting Requirements.  Furnish to the Lenders:

                          (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, Consolidated and consolidating statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries, and Consolidated statements of cash flows of the Borrower and its Wholly-Owned Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                          (ii) as soon as available and in any event within 95 days after the end of each Fiscal Year of the Borrower, (A) a copy of an annual report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (as to such Consolidated statements) acceptable to the Required Lenders by Price Waterhouse LLP or other independent public accountants acceptable to the Required Lenders, (b) Consolidated and consolidating statements of income and Consolidated statement of cash flows of the Borrower and its Wholly-Owned Subsidiaries for such Fiscal Year, duly certified by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, and (c) certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                          (iii) as soon as available and in any event no later than 95 days after the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form consistent with that provided in connection with the Information Memorandum, of balance sheets, income statements and cash flow statements on a quarterly basis (including projected production) for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter until the Termination Date;

                          (iv) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower describing the nature thereof in reasonable detail and the action that the Borrower has taken and proposes to take with respect thereto;

                          (v) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                          (vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(g);

                          (vii) (A) promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

                          (viii) promptly and in any event within two Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                          (ix) promptly and in any event within 30 days after the receipt thereof by the Borrower or any ERISA Affiliate, a copy of the annual actuarial report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $1,000,000;

                          (x) promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B);

                          (xi) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

                          (xii) promptly and in any event within two Business Days after any change in the Borrower's senior unsecured long-term debt ratings by Moody's or S&P written notice of such change;

                          (xiii)  promptly upon any Person becoming a
                 Subsidiary of any Loan Party and in any event upon the last Business Day of each quarter of each Fiscal Year of the Borrower, a written notice setting forth with respect to such Person (A) the date on which such Person became a Subsidiary of such Loan Party and (B) all of the information required to be set forth in Schedule 4.01(b) annexed hereto with respect to all Subsidiaries of any Loan Party (it being understood that such written notice shall be deemed to supplement
                 Schedule 4.01(b) annexed hereto for all purposes of this Agreement);

                          (xiv) as soon as practicable and in any event no later than 50 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower, and no later than 95 days after the end of each Fiscal Year of the Borrower, a written notice setting forth any additional Material Contracts entered into by any Loan Party on or after the date of this Agreement, including all of the information required to be set forth in Schedule 4.01(q) annexed hereto with respect to all Material Contracts of any Loan Party (it being understood that such written notice shall be deemed to supplement Schedule 4.01(q) annexed hereto for all purposes of this Agreement); and

                          (xv) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                 (n) Additional Guarantees. Promptly upon any Person becoming a Subsidiary of the Borrower and in any event within 5 Business Days after the delivery of the financial statements required to be delivered pursuant to Sections 5.01(m)(i) and 5.01(m)(ii), the Borrower shall cause any Additional Designated Guarantor that is not otherwise a Guarantor to execute and deliver to the Agent a Guaranty substantially in the form of Exhibit E hereto. Each such Guaranty shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Agent and are in form and substance reasonably satisfactory to the Agent.

                 (o) NML and Subsidiaries of NML. Notwithstanding the exclusion of NML and Subsidiaries of NML from the covenants set forth in Sections 5.01(a), 5.01(b), 5.01(g), 5.01(i), 5.01(j), 5.01(k),
         5.01(l) and 5.02(l), following the Borrower's obtaining actual knowledge of any event or circumstance which would result in noncompliance with any of such covenants if NML and Subsidiaries of NML had been included, use reasonable efforts (to the extent consistent with the fiduciary duties of the Borrower as a shareholder of NML and of the Borrower's representatives on NML's board of directors) to cause NML or its Subsidiaries, as the case may be, to comply with such covenants as if NML and Subsidiaries of NML were included in such covenants.

                 SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

                 (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income (other than any right to receive income that is accounted for as a sale in accordance with GAAP), other than:

                          (i)     (A) Liens arising in connection with
                 Capitalized Leases and (B) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property or equipment) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property covered by such Capitalized Lease or the real property or equipment being acquired, constructed or improved and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in clause
                 (i)(A) or (i)(B) shall not exceed, in each case, an amount equal to $30,000,000 at any time outstanding;

                          (ii) Liens upon property or assets (other than properties or assets which, as of the date of this Agreement, held proved or probable mineral reserves in countries classified in Category I under the country classifications adopted in the OECD Arrangement on Officially Supported Export Credits at the beginning of the 1995 Fiscal Year) of Project Subsidiaries incurred in connection with non-recourse project Debt (including the Inti Raymi Project Loans); provided, that the aggregate principal amount of such non-recourse project Debt secured by such Liens shall not exceed $150,000,000 less the sum of (i) the aggregate amount of Capitalized Leases of the Borrower plus (ii) the aggregate amount of purchase money Debt of the Borrower or any Subsidiary;

                          (iii)   other Liens securing Debt and other
                 obligations of the Borrower or its Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed 5% of the Consolidated total tangible assets of the Borrower and the Guarantors;

                          (iv)    Permitted Liens;

                          (v) Liens existing on the Effective Date and described on Schedule 5.02(a) hereto;

                          (vi) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money or gold obligations), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred by the Borrower or any Subsidiary of the Borrower as an incident to and in the ordinary course of business;

                          (vii) statutory landlord's Liens under any lease not prohibited by this Agreement to which the Borrower or any Subsidiary of the Borrower is a party;

                          (viii) Liens arising out of judgments or awards (other than any judgment described in Section 6.01(f) or (g) hereof and constituting an Event of Default thereunder) in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided, it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

                          (ix) Liens on the property or assets of any Subsidiary of the Borrower in favor of the Borrower or any Guarantor;

                          (x) any arrangement with respect to a joint venture to which the Borrower or any of its Subsidiaries is a party where legal title to assets in which the Borrower or any of its Subsidiaries has a beneficial interest is held in the name of the operator or any other joint venturer party to such joint venture or in the name of the joint venture if such arrangement is not for the purpose of securing Debt; provided, however, such arrangements shall not apply to assets which, as of the date of this Agreement are not subject to such Liens and held proved or probable mineral reserves in countries classified in Category I under the country classifications adopted in the OECD Arrangement on Officially Supported Export Credits at the beginning of the 1995 Fiscal Year;

                          (xi) the paramount rights of the United States of America or any other domestic governmental authority or any foreign governmental authority in and to any unpatented mining or mill site claims or leases held by the Borrower or any of its Subsidiaries; and

                          (xii) Liens on the property being developed or operated by a joint venture to which the Borrower or any of its Subsidiaries is a party in favor of the operator or another joint venturer party to such joint venture securing the respective obligations of the joint venturers party to such joint venture to advance funds or reimburse advances of funds or to perform obligations under the applicable joint venture agreement; provided, however, such arrangements shall not apply to properties which, as of the date of this Agreement are not subject to such Liens and held proved or probable mineral reserves in countries classified in Category I under the country classifications adopted in the OECD Arrangement on Officially Supported Export Credits at the beginning of the 1995 Fiscal Year.

                 (b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries (other than NML or Subsidiaries of NML) to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Wholly-Owned Subsidiary of the Borrower and each of the Borrower and any of its Subsidiaries may merge into any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

                 (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (ii) its Fiscal Year.

                 (d) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                          (i)     Debt under the Loan Documents,

                          (ii) Debt of the Borrower secured by Liens permitted by Sections 5.02(a)(i) and 5.02(a)(ii) and Capitalized Leases of the Borrower, not to exceed in the aggregate $150,000,000 at any time outstanding; provided, however, (A) Capitalized Leases shall not exceed in the aggregate $30,000,000 at any time outstanding and (B) purchase money secured Debt shall not exceed in the aggregate $30,000,000 at any time outstanding,

                          (iii) unsecured Debt of the Borrower not otherwise permitted which does not exceed the aggregate principal amount of $50,000,000 at any one time outstanding, which unsecured Debt ranks subordinate to or pari passu with Debt under this Agreement and the covenants, defaults and similar provisions applicable to such Debt are no more restrictive in any respect than the provisions contained in this Agreement and do not conflict with the provisions of this Agreement,

                          (iv) Subordinated Debt of the Borrower not exceeding the aggregate principal amount of $200,000,000 at any one time outstanding, provided that, in the case of any Subordinated Debt other than the 6% Convertible Subordinated Debentures, (A) the interest rate payable on the principal amount of such Subordinated Debt is no greater than the greater of (1) 10% per annum or (2) the sum of the yield on U.S. Treasury Bills of comparable maturity to such Subordinated Debt plus 3.5% per annum at the time of issuance,
                 (B) the covenants, defaults and similar provisions applicable to such Subordinated Debt are no more restrictive to the Borrower in any respect than the provisions contained in the Subordinated Debt Fiscal and Paying Agency Agreement, and

                 (C) such Subordinated Debt shall not have a maturity or any principal or sinking fund payment before December 31, 2005,

                          (v) unsecured non-recourse Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(h) that is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower),

                          (vi) Debt incurred by NML and Subsidiaries of NML unless the creation, incurrence or assumption of such Debt would reasonably be expected to cause an Event of Default,

                          (vii) in the case of the Borrower, Debt owed to any Guarantor, provided such intercompany Debt owed by the Borrower to any Guarantor shall be subordinated in right of payment to the payment in full of all amounts payable to the Agent and the Lenders under this Agreement, and

                          (viii) in the case of any of its Subsidiaries, Debt owed to the Borrower or to any Material Subsidiary of the Borrower.

                 (e) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction or (ii) for the rental or hire of real or personal property of any kind under leases or agreements to lease (other than Capitalized Leases and leases of mineral properties or interests therein) having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $10,000,000 payable in any period of 12 consecutive months.

                 (f) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to sell, lease, transfer or otherwise dispose of, any assets, including, without limitation, any manufacturing plant or substantially all assets constituting the business of a division, branch or other unit operation, or grant any option or other right to purchase, lease or otherwise acquire any such assets, including, without limitation, through sale and leaseback transactions, except (i) sales of inventory in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) forward sales of metals provided that the aggregate amount of any metal required to be delivered pursuant to such forward sales of metal in any calendar year does not exceed 80% of the projected production of such metal for such year as shown in the most recent plan delivered pursuant to Section 5.01(m)(iii), (iv) sales of assets described in a letter dated the date of this Agreement from the Borrower to the Initial Lenders and the Agent referring to this Section 5.02(f), provided that any sale made pursuant to this clause (iv) shall require the written consent of the Required Lenders unless (I) the Lenders shall have received a certified copy of a resolution of the board of directors of the Borrower expressing its determination that the interest received in consideration for such sale represents fair value, (II) no amounts are outstanding under this Agreement at the time of such sale or (III) the net proceeds from such sale exceed the aggregate amount of Advances, accrued interest and fees outstanding hereunder at the time of such sale, such net proceeds are made payable to the Agent's Account and the Borrower has directed the Agent to apply such net proceeds to the prepayment of such outstanding amounts, and provided further that, until such prepayment is made, no further increases in outstanding Advances shall be made and after such prepayment, no Advances shall be made, unless and until the Required Lenders approve of the use of the remaining proceeds of such sale (such approval not to be unreasonably withheld), and (v) sales or transfers of assets for fair value not otherwise permitted by this
         Section 5.02(f) if, at the time such sale or transfer is made, the amount thereof, together with the amount of all other such sales or transfers pursuant to this clause (v), does not exceed either (i) 7% of Consolidated Tangible Net Worth of the Borrower and its Subsidiaries in any Fiscal Year or (ii) 20% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries since the date of this Agreement, determined by reference to the financial statements most recently delivered pursuant to Section 5.01(m).

                 (g) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may (i) declare and make any dividend payment or other distribution payable in common stock of the Borrower or in warrants, rights or options to acquire any capital stock of the Borrower, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock and (iii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash if after giving effect thereto the aggregate amount of such dividends, purchases, redemptions and acquisitions paid or made after the date hereof shall not exceed the sum of (A) $20,000,000 plus
         (B) 50% of the Consolidated Net Income (if positive) of the Borrower and its Subsidiaries arising from December 31, 1994 and computed on a cumulative basis through the end of the fiscal quarter of the Borrower for which financial statements delivered pursuant to Section 5.01(m) are available next preceding the date of calculation plus (C) 50% of the aggregate Net Cash Proceeds received from the issuance of capital stock of the Borrower after the date hereof and (D) 50% of the aggregate Net Cash Proceeds received from the issuance of any Debt convertible into capital stock of the Borrower after the date of this Agreement which Debt has thereafter been converted into capital stock.

                 (h) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to make or hold, any Investment in any Person other than:

                          (i)     Investments by the Borrower and its
                 Subsidiaries in their Subsidiaries outstanding on the date hereof and renewals, extensions and refinancings thereof, additional Investments in Subsidiaries which are Guarantors without limitation as to amount and additional investments in non-Guarantor Subsidiaries (other than NML or Subsidiaries of NML) in an aggregate amount invested from the date hereof not to exceed $30,000,000 and renewals, extensions and refinancings thereof;

                          (ii) Investments in NML solely for purpose of satisfying the exercise price of bonus options issued by NML or satisfying a subunderwriting commitment made by the Borrower with respect thereto in a subunderwriting agreement between the Borrower and BZW Australia Limited, in an aggregate amount not to exceed $18 million;

                          (iii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

                          (iv)    Investments by the Borrower and its
                 Subsidiaries in Marketable Securities;

                          (v) Investments consisting of intercompany Debt permitted under Section 5.02(d);

                          (vi) the purchase or acquisition of all or substantially all of the assets or stock of one or more Persons by the Borrower or any Guarantor; provided that with respect to Investments made under this clause (vi): (1) any newly acquired or created Subsidiary of the Borrower shall be a Subsidiary at least 90% owned directly by the Borrower; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any business acquired or invested in pursuant to this clause (vi) shall be in a business of the same or similar nature to one or more of the businesses of the Borrower as referred to in Section 5.02(i); and (4) no Debt of such Person shall be assumed by the Borrower or other Subsidiaries of the Borrower;

                          (vii) other Investments by the Borrower or any Guarantor in an aggregate amount invested not to exceed $10,000,000; provided that with respect to Investments made under this clause (vii): (1) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (2) any business acquired or invested in pursuant to this clause (vii) shall be in a business of the same or similar nature to one or more of the businesses of the Borrower as referred to in Section 5.02(i); and (3) no Debt of such Person shall be assumed by the Borrower or other Subsidiaries of the Borrower; and

                          (viii) Investments in accordance with Section 5.02(f)(iv) of the proceeds resulting from the sale of assets permitted under Section 5.02(f)(iv).

                 (i) Change in Nature of Business. Make, or permit any of its Subsidiaries, excluding NML and Subsidiaries of NML, to make, any material change in the nature of its business as carried on at the date hereof (i.e., the mining and processing of gold, silver and copper and the exploration and evaluation of mineral properties).

                 (j) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Funded Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Subordinated Debt, or existing Inti Raymi Project Loans, (iii) conversion of any Debt into capital stock of the Borrower or any Subsidiary of the Borrower, (iv) prepayments, redemptions or purchases out of the proceeds received from the issue of capital stock of the Borrower after the date of this Agreement or the sale of Debt after the date of this Agreement which Debt has thereafter been converted into capital stock of the Borrower or (v) payment or prepayment of any Debt payable to the Borrower; or amend, modify or change in any manner any term or condition of any Subordinated Debt, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to do any of the foregoing.

                 (k) Amendment, Etc. of Related Document. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would, in the case of any of the foregoing, impair the value of the interest or rights of the Borrower thereunder or that would impair the rights or interests of the Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing.

                 (l) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would, in the case of any of the foregoing, impair the value of the interest or rights of the Borrower thereunder in any manner that would have a Material Adverse Effect or that would impair the interest or rights of the Agent or any Lender in any material respect, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to do any of the foregoing.

                 (m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than in connection with any Debt permitted by
         Section 5.02(d)(i) and (ii) hereof.

                 (n) Partnerships, Etc.. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries, other than NML and Subsidiaries of NML, to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

                 (o) Speculative Transactions. Engage, or permit any of its Subsidiaries other than NML and Subsidiaries of NML, to engage in any transaction involving commodity options or futures contracts or any similar speculative transactions unless such transaction is entered into to mitigate risks inherent in its business and qualifies for hedge accounting treatment in accordance with GAAP.

                 (p) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures if an Event of Default could reasonably be expected to result therefrom.

                 (q) No Restrictions on Subsidiary Distributions to the Borrower or Other Subsidiaries. Except as provided herein, enter into, create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries (other than Project Subsidiaries and NML and Subsidiaries of NML) to enter into, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Debt owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower,
         (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower.

                 (r) Maintenance of Ownership. Except as otherwise permitted by Section 5.02(f), sell or otherwise dispose of, or commit to sell or otherwise dispose of, any shares of capital stock of any of its Material Wholly-Owned Subsidiaries, or permit any of its Material Wholly-Owned Subsidiaries to issue, sell or otherwise dispose of, or commit to issue or otherwise dispose of, any shares of their capital stock or capital stock of any other Subsidiary.

                 SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                 (a) Consolidated Net Worth. Maintain at all times, for the Borrower and its Subsidiaries, a Consolidated Tangible Net Worth of not less than the sum of (i) $300,000,000 plus (ii) 50% of cumulative Consolidated Net Income for the period commencing on January 1, 1995 through the date of determination, if positive, plus
         (iii) 50% of the aggregate amount of Net Equity Proceeds received since December 31, 1994.

                 (b) Consolidated Leverage Ratio. Maintain, at all times during each period set forth below, for the Borrower and its Subsidiaries, a ratio of Consolidated Funded Debt (excluding amounts thereof due within one year of the date of determination) to the sum of (i) Consolidated Tangible Net Worth and (ii) Consolidated Funded Debt (excluding amounts thereof due within one year of the date of determination) of not greater than the ratio indicated at any time during any of the periods set forth below:

                                   Year
                                Ending On                           Ratio
                                ---------                           -----
                             December 31, 1995                      42.5%
                             December 31, 1996                      42.5%
                             December 31, 1997                      42.5%
                             December 31, 1998                      42.5%
                             December 31, 1999                      42.5%
                             December 31, 2000                      42.5%

                 (c) Adjusted Consolidated Current Ratio. Maintain at all times a ratio of Adjusted Current Assets to Adjusted Current Liabilities of the Borrower and its Subsidiaries on a Consolidated basis of not less than 1 to 1.

                 (d) Fixed Charge Coverage Ratio. Maintain, during each period of four consecutive fiscal quarters ending during any of the periods set forth below, the ratio determined on a Consolidated basis for the Borrower and its Wholly-Owned Subsidiaries of (A) the sum of (i) net cash flows from operating activities less (ii) expenditures for exploration and evaluation costs plus (iii) all payments received from Inti Raymi by way of dividends, repayment of Debt or interest accrued on such Debt less (iv) capital expenditures incurred for the purpose of maintaining and sustaining then existing operations to (B) the sum of (i) dividends paid to shareholders of the Borrower's capital stock plus (ii) interest paid to the holders of Debt, of not less than the ratio set forth below opposite the date on which such period ends:

                                 Quarter
                                Ending On                           Ratio
                                ---------                           -----
                             December 31, 1995                      1.25
                             March 31, 1996                         1.50
                             June 30, 1996                          1.50
                             September 30, 1996                     1.50
                             December 31, 1996                      1.50
                             March 31, 1997                         2.25
                             June 30, 1997                          2.25
                             September 30, 1997                     2.25
                             December 31, 1997                      2.25
                             March 31, 1998                         3.00
                             June 30, 1998                          3.00
                             September 30, 1998                     3.00
                             December 31, 1998                      3.00
                             March 31, 1999                         3.50
                             June 30, 1999                          3.50
                             September 30, 1999                     3.50
                             December 31, 1999                      3.50
                             March 31, 2000                         3.75
                             June 30, 2000                          3.75
                             September 30, 2000                     3.75
                             December 31, 2000                      3.75

                 (e) Debt to Operating Cash Flow. Maintain, during each period of four consecutive fiscal quarters ending during any of the periods set forth below, a ratio determined on a Consolidated basis for the Borrower and its Wholly-Owned Subsidiaries of (A) Debt to (B) the sum of (i) net cash flows from operating activities less
         (ii) expenditures for exploration and evaluation costs plus (iii) all payments received from Inti Raymi by the Borrower by way of dividends, repayment of Debt or interest accrued on such Debt, of not greater than the amount set forth below opposite the date on which such period ends:

                                 Quarter                      Maximum Debt to
                                Ending On                   Operating Cash Flow
                                ---------                   -------------------
                             December 31, 1995                      6.00
                             March 31, 1996                         6.00
                             June 30, 1996                          6.00
                             September 30, 1996                     6.00
                             December 31, 1996                      6.00
                             March 31, 1997                         4.50
                             June 30, 1997                          4.50
                             September 30, 1997                     4.50
                             December 31, 1997                      4.50
                             March 31, 1998                         3.25
                             June 30, 1998                          3.25
                             September 30, 1998                     3.25
                             December 31, 1998                      3.25
                             March 31, 1999                         2.75
                             June 30, 1999                          2.75
                             September 30, 1999                     2.75
                             December 31, 1999                      2.75
                             March 31, 2000                         2.50
                             June 30, 2000                          2.50
                             September 30, 2000                     2.50
                             December 31, 2000                      2.50

                 (f)         Total Reserves/Contained Production Ratio.
         Maintain, at all times during each period set forth below, a ratio determined for the Borrower and its Subsidiaries, other than NML and its Subsidiaries, on an aggregate Attributable Share basis of the proven and probable contained ounces of gold reserves at the beginning of each Fiscal Year, adjusted for any acquisitions, sales or other transfers, write-downs or write- ups of such reserves, to the Annual Contained Ounces of Production for such period of not less than the ratio indicated at any time during any of the periods set forth below:

                                   Quarter                     Total Reserves/
                                  Ending On                 Contained Production
                                  ---------                 --------------------
                             December 31, 1995                       7.00
                             March 31, 1996                          7.00
                             June 30, 1996                           7.00
                             September 30, 1996                      7.00
                             December 31, 1996                       7.00
                             March 31, 1997                          6.00
                             June 30, 1997                           6.00
                             September 30, 1997                      6.00
                             December 31, 1997                       6.00
                             March 31, 1998                          5.25
                             June 30, 1998                           5.25
                             September 30, 1998                      5.25
                             December 31, 1998                       5.25
                             March 31, 1999                          4.50
                             June 30, 1999                           4.50
                             September 30, 1999                      4.50
                             December 31, 1999                       4.50
                             March 31, 2000                          4.50
                             June 30, 2000                           4.50
                             September 30, 2000                      4.50
                             December 31, 2000                       4.50


                 (g) OECD Category I Reserves/Total Contained Production Ratio. Maintain, at all times during each period set forth below, a ratio determined for the Borrower and its Subsidiaries, other than NML and its Subsidiaries, on an aggregate Attributable Share basis of the proven and probable contained ounces of gold reserves located in countries classified in Category I under the country classifications adopted in the OECD Arrangement on Officially Supported Export Credits at the beginning of each Fiscal Year, adjusted for any acquisitions, sales or other transfers, write-downs or write-ups of such reserves, to the Annual Contained Ounces of Production for such period of not less than the ratio indicated at any time during any of the periods set forth below:

                                                                OECD Category I
                                  Quarter                           Reserves
                                  Ending On                 Contained Production
                                                            --------------------
                              December 31, 1995                       2.50
                              March 31, 1996                          2.50
                              June 30, 1996                           2.50
                              September 30, 1996                      2.50
                              December 31, 1996                       2.50
                              March 31, 1997                          2.50

                              June 30, 1997                           2.50
                              September 30, 1997                      2.50
                              December 31, 1997                       2.50
                              March 31, 1998                          2.40
                              June 30, 1998                           2.40
                              September 30, 1998                      2.40
                              December 31, 1998                       2.40
                              March 31, 1999                          2.20
                              June 30, 1999                           2.20
                              September 30, 1999                      2.20
                              December 31, 1999                       2.20
                              March 31, 2000                          2.00
                              June 30, 2000                           2.00
                              September 30, 2000                      2.00
                              December 31, 2000                       2.00

                                   ARTICLE VI

                               EVENTS OF DEFAULT

                 SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal of any Advance or any Loan Party shall fail to make any other payment under any Loan Document when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

                 (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                 (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or
         (m), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which
         (A) any officer of any Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

                 (d) The Borrower or any of its Subsidiaries (other than NML and Subsidiaries of NML) shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                 (e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                 (f) Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than NML and Subsidiaries of NML) and either
         (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries (other than NML and Subsidiaries of NML) that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and

         Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

                 (i) Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(n) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

                 (j) Any event or action, including, without limitation, any action by any governmental authority or any Person acting or purporting to act under governmental authority or any encumbrance or restriction of any kind or as a result of any contractual agreement (other than fluctuations in the price of Gold and geologic or operating conditions at mines owned or operated by Inti Raymi), shall have occurred or been created or become effective which materially restricts the ability of Inti Raymi to (i) repay or prepay any Debt owed by Inti Raymi to the Borrower or (ii) pay dividends or make any other distributions to the Borrower in amounts that are consistent in all material respects with the amounts projected by the Borrower in the projections delivered to the Lenders prior to the date hereof; or

                 (k) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $5,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

                 (l) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

                 (m) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum; or

                 (n) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Material Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII
                                   THE AGENT

                 SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                 SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent:
(i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                 SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

                 SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section
4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                 SECTION 7.05. Indemnification. The Lenders (other than the Designated Bidders) agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Notes then held by each of them (or if no Revolving Credit Notes are at the time outstanding or if any Revolving Credit Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

                 SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.
Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Revolving Credit Notes, the Gold Notes or any Guaranty, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, or in the case of the initial Advance, Section 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) reduce or limit the obligations of any Guarantor under Section 1 of the Guaranty or otherwise limit such Guarantor's liability with respect to any obligations owing the Agent and the Lenders or (g) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

                 SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at

333 Clay Street, 42nd Floor, Houston, Texas 77002, Attention: Treasurer (with a copy to General Counsel); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Petroleum, Metals and Mining Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.
All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                 SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication and other expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the Guaranty and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

                 (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                 (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance, CD Rate Advance, Gold Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                 (d) If the Borrower shall for any reason fail to make or shall notify any Lender that it will be unable to make any payment for the account of any Lender in respect of any Gold Advance when due hereunder, then such Lender may take such action as it deems reasonable for the purpose of protecting such Lender against fluctuations in the price of Gold until such payment shall be made. The Borrower hereby agrees to indemnify such Lender for expenses (including, without limitation, reasonable counsel fees and expenses), damages or losses attributable to the Borrower's default in making any payment of principal of any Gold Advance when due, including expenses, damages or losses arising from any action taken pursuant to the first sentence of this subsection (d) and from any transaction involving the purchase and delivery by such Lender of Gold or contracts for future delivery thereof in order for such Lender to fulfill or be in a position to fulfill commitments to third parties or to hedge such Lender's risks in connection herewith, to the extent such Lender would have been able to do so if the Borrower had not defaulted. In so purchasing and delivering Gold or contracts for future delivery thereof, such Lender may make such purchases on such markets, at such prices, in such quantities and in such a manner, and may take such delivery arrangements, as it deems appropriate in its sole discretion without notice to or consultation with the Borrower, provided that such Lender shall take such action as it deems reasonable to mitigate damages resulting from such default by the Borrower. A certificate as to the amount of such damages, losses or expenses, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For purposes of determining the liability of the Borrower after default by the Borrower in payment when due (at stated maturity, by acceleration or otherwise) to any Lender of any Gold Advance, the Borrower agrees to pay to such Lender, at the option of such Lender the quantity of Gold then due in troy ounces or the greater of the Dollar Equivalent of such quantity (a) on the due date thereof or (b) on the date such amount is actually paid to such Lender.

                 (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

                 SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                 SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                 SECTION 8.07.  Assignments, Designations and Participations.
(a) Each Lender (other than the Designated Bidders) may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be in a minimum amount equal to the lesser of 10% of all such rights and obligations or $5,000,000, (iii) each such assignment shall be to an Eligible Assignee or an Affiliate of such Lender, (iv) each such assignment to an Eligible Assignee (other than an Affiliate of such Lender) or to any Affiliate of such Lender that is not an Eligible Assignee shall be subject to the consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, and (v) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note and the Gold Note subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                 (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document provided pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                 (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes or Gold Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Note or Gold Note, as the case may be, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Revolving Credit Note or Gold Note, as the case may be, to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Credit Note or Notes or Gold Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Notes or Gold Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

                 (d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than three such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to
Section 2.03, (iii) each such designation shall be to a Designated Bidder and
(iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

                 (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement; (iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

                 (g) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (h) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that
(i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                 (i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

                 (j) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                 SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(i), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                 SECTION 8.09. Releases of Guarantee Obligations. Notwithstanding anything contained herein to the contrary, upon request of the Borrower the Agent shall (without any notice to or vote or consent of any Lender) take action having the effect of releasing any guarantee obligations provided for in any Guaranty to the extent that the relevant Guarantor thereunder (a) is no longer a Material Subsidiary or (b) is no longer an Additional Designated Guarantor; provided however, that no guarantee obligations of any Person shall be released due to such Person's ceasing to be a Wholly-Owned Subsidiary.

                 SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by the laws of the State of New York.

                 SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                 SECTION 8.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes or any other Loan Document in the courts of any jurisdiction.

                 (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Advances of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate. Neither the Borrower nor any current or future guarantors, endorsers, or other parties hereafter becoming liable for payment of the obligations of the Borrower under the Loan Documents shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 8.13 shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith. If
(a) the maturity of the obligations of the Borrower under the Loan Documents is accelerated for any reason, (b) any of such obligations are prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum or (c) any Lender or any other holder of any or all of the obligations of the Borrower under the Loan Documents shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of such obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of such obligations or, at such Lender's or such holder's option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether the interest paid or payable under any specific circumstance exceeds the maximum amount, the Lenders shall to the fullest extent permitted under applicable law,

(a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and
(c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the obligations of the Borrower under the Loan Documents in accordance with amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

                 SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or any other Loan Document or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BATTLE MOUNTAIN GOLD COMPANY


                                        By   /s/ R. D. O'Connell
                                           ------------------------------------
                                           Title:  V.P. Finance & CFO


                                        CITIBANK, N.A.
                                              as Agent


                                        By  /s/ Arezoo Jafari
                                           ------------------------------------
                                           Title:  Assistant Vice President


                               Initial Lenders
                               ---------------

Commitment
----------

$15,000,000                                CITIBANK, N.A.


                                           By  /s/ Arezoo Jafari
                                              ---------------------------------
                                              Title:  Assistant Vice President


$15,000,000                                BANK OF MONTREAL


                                           By  /s/ Michael P. Sassos
                                              ---------------------------------
                                              Title:  Director, Mining & Metals


$ 9,000,000                                THE BANK OF NEW YORK


                                           By  /s/ Raymond J. Palmer
                                              ---------------------------------
                                              Title:  Vice President

$12,000,000                             THE BANK OF NOVA SCOTIA


                                        By  /s/ H. Youssef
                                           ------------------------------------
                                           Title:  Senior Manager Finance &
                                                   Administration


$15,000,000                             CIBC INC.


                                        By /s/ Gary Gaskill
                                           ------------------------------------
                                           Title:  Vice President


$ 9,000,000                             FIRST INTERSTATE BANK OF TEXAS


                                        By  /s/ Chris King
                                           ------------------------------------
                                           Title:  Banking Officer



$75,000,000 Total of the Commitments

                                                           EXHIBIT A-1 - FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE


U.S.$ ________________                                 Dated: ___________, 199__

                 FOR VALUE RECEIVED, the undersigned, BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of__________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit
Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of November ___, 1995 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

                 The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                 Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Agent, at _____________________, _____________________, ________________, in same day funds. Each Revolving
Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                 This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances (other than Gold Advances) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                 The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                 This Promissory Note shall be governed by the laws of the State of New York.

                                             BATTLE MOUNTAIN GOLD COMPANY

                                             By
                                               ---------------------------------
                                                Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

===============================================================================================================
                                         AMOUNT OF
                AMOUNT OF              PRINCIPAL PAID               UNPAID PRINCIPAL            NOTATION
   DATE          ADVANCE                 OR PREPAID                      BALANCE                 MADE BY
---------------------------------------------------------------------------------------------------------------

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===============================================================================================================

                                                           EXHIBIT A-2 - FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE

U.S.$_______________                                   Dated:____________, 199__


                 FOR VALUE RECEIVED, the undersigned, BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ___________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement dated as of November __, 1995 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on ____________, 199__, the principal amount of U.S.$__________________.

                 The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

         Interest Rate: ____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

         Interest payment date:__________________

                 Both principal and interest are payable in lawful money of the United States of America to __________________ for the account of the Lender at the office of ___________________________, at _____________________ in same day funds.

                 This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

                 The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                 This Promissory Note shall be governed by the laws of the State of New York.

                                                   BATTLE MOUNTAIN GOLD COMPANY


                                                   By
                                                     ---------------------------
                                                      Title:

                                                           EXHIBIT A-3 - FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE
                                                               FOR GOLD ADVANCES


                                                   Dated:________________, 199__

                 FOR VALUE RECEIVED, the undersigned, BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ______________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances consisting of Gold Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of November __, 1995 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

                 The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance consisting of Gold Advances from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                 Principal is payable in Gold to Citibank, N.A., as Agent, at the location specified in the Credit Agreement. Interest is payable in lawful money of the United States of America to Citibank, N.A., as Agent, at _____________________________, ______________, _____________, in same day funds.
Each Revolving Credit Advance consisting of Gold Advances owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                 This Promissory Note is one of the Gold Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances consisting of Gold Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                 The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                 This Promissory Note shall be governed by the laws of the State of New York.

                                           BATTLE MOUNTAIN GOLD COMPANY


                                           By
                                             -----------------------------------
                                              Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

===============================================================================================================
                                             AMOUNT OF
                   AMOUNT OF              PRINCIPAL PAID              UNPAID PRINCIPAL            NOTATION
       DATE         ADVANCE                 OR PREPAID                     BALANCE                 MADE BY
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

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

                                                                       EXHIBIT E


                                    GUARANTY

                            Dated November __, 1995

                                      From

                              [NAME OF GUARANTOR]

                                  as Guarantor

                                  in favor of

                           THE LENDERS REFERRED TO IN
                    THE CREDIT AGREEMENT REFERRED TO HEREIN

                               TABLE OF CONTENTS

Section                                                                                                Page
1.            Guaranty; Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . .     1

2.            Guaranty Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

3.            Waivers and Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

4.            Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

5.            Payments Free and Clear of Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . .     4

6.            Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

7.            Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

8.            Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

9.            No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

10.           Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

11.           Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

12.           Continuing Guaranty; Assignments under
              the Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

13.           Governing Law; Jurisdiction; Waiver of
              Jury Trial, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

                                    GUARANTY

                 GUARANTY dated as of November 6, 1995 made by __________________, a _____________ corporation (the "Guarantor"), in favor of the Lenders (as defined in the Credit Agreement referred to below).

                  PRELIMINARY STATEMENT. The Lenders and Citibank, N.A., as Agent for the Lenders, are parties to a Credit Agreement dated as of November __, 1995 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Battle Mountain Gold Company, a Nevada corporation (the "Borrower"). The Guarantor may receive a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Advances that the Guarantor shall have executed and delivered this Guaranty.

                 NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances from time to time, the Guarantor hereby agrees as follows:

                 Section 1. Guaranty; Limitation of Liability. (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any Lender under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

                 (b) The liability of the Guarantor under this Guaranty shall not exceed the greater of (i) the net benefit realized by the Guarantor from the proceeds of the Advances made from time to time by the Borrower to the Guarantor or any Subsidiary of the Guarantor and (ii) the greater of (x) 95% of the Adjusted Net Assets of the Guarantor on the date of delivery hereof and (y) 95% of the Adjusted Net Assets of the Guarantor on the date of any payment hereunder. "Adjusted Net Assets" of the Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of the Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under this Guaranty, of the Guarantor at such date and (y) the amount by which the present fair salable value of the assets of the Guarantor at such date exceeds the amount that will be required to pay the probable liability of the Guarantor on its debts, excluding debt in respect of this Guaranty, as they become absolute and matured.

                  Section 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                 (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                 (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                 (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                 (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under the Loan Documents or any other assets of the Borrower or any of its Subsidiaries;

                 (e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

                 (f) any failure of any Lender to disclose to the Borrower or the Guarantor any information relating to the financial condition, operations, properties or reasonably foreseeable prospects of any other Loan Party now or in the future known to any Lender (the Guarantor waiving any duty on the part of the Lenders to disclose such information); or

                 (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

                 Section 3. Waivers and Acknowledgments. (a) The Guarantor hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender exhaust any right or take any action against the Borrower or any other Person.

                 (b) The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                 (c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this
Section 3 are knowingly made in contemplation of such benefits.

                 Section 4. Subrogation. The Guarantor will not exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

                 Section 5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Guarantor hereunder shall be made, in accordance with
Section 2.14 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and
(iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) In addition, the Guarantor agrees to pay any present or future Other Taxes.

                 (c) The Guarantor will indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Agent or such Lender (as the case may
be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent or such Lender (as the case may be) makes written demand therefor.

                 (d) Within 30 days after the date of any payment of Taxes by or on behalf of the Guarantor, the Guarantor will furnish to the Agent, at its address referred to in the Credit Agreement, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by or on behalf of the Guarantor through an account or branch outside the United States or on behalf of the Guarantor by a payor that is not a United

States person, if the Guarantor determines that no Taxes are payable in respect thereof, the Guarantor shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection
(d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                 (e) Each Lender that is not a citizen or resident of the United States or any state thereof, a corporation, partnership, or other entity created or organized in or under the laws of the United States, or an estate or trust that is subject to federal income taxation regardless of source of its income, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or other agreement pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter upon the reasonable request in writing by the Guarantor (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Guarantor with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest," a Form W-8, or any successor or other form prescribed by the Internal Revenue Code (and, if such Lender delivers a Form W-8, an annual certificate representing that (i) such Lender is not a "bank" for purposes of
Section 881(c) of the Internal Revenue Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any government or rating agency), (ii) is not a 10-percent shareholder (within the meaning of
Section 871(h)(3)(B) of the Internal Revenue Code) of the Guarantor and (iii) is not a controlled foreign corporation related to the Guarantor (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), along with such other additional forms or certificates as the Guarantor or the Agent may reasonably request, certifying that such Lender is exempt from or is entitled to a reduced rate of United States withholding tax on payments under the Credit Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to the Credit Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to the Credit Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) and requested by the Guarantor pursuant to this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Guarantor and shall not be obligated to include in such form or document such confidential information.

                 (f) For any period with respect to which a Lender has failed to provide the Guarantor following the Guarantor's request therefor pursuant to subsection (e) above with the appropriate form or certificate (or failed to provide substantially all of the information required by such form or certificate) described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                 (g) Any Lender claiming any additional amounts payable pursuant to this Section 5 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                 (h) Without prejudice to the survival of any other agreement of the Guarantor hereunder or under any other Loan Document, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                 Section 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                 (a) Each representation and warranty made by the Borrower in Article IV of the Credit Agreement with respect to the Guarantor is true and correct.

                 (b) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

                 (c) The Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and the Guarantor has established adequate means of obtaining from any other Loan Parties on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the financial condition, operations, properties and reasonably foreseeable prospects of such other Loan Parties.

                 Section 7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder or (c) change the number of Lenders required to take any action hereunder.

                 Section 8. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to the Guarantor, addressed to it at __________________________,
Attention: ________________________, if to the Agent or any Lender, at its address specified in the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.

                 Section 9. No Waiver: Remedies. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 Section 10. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be unmatured. Each Lender agrees promptly to notify the

Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.

                 Section 11. Indemnification. Without limitation on any other obligations of the Guarantor or remedies of the Lenders under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender from and against, and shall pay on demand, any and all losses, liabilities, damages, costs, expenses and charges (including the fees and disbursements of such Lender's legal counsel) suffered or incurred by such Lender as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. Without prejudice to the survival of any other agreement of the Guarantor hereunder or under any other Loan Document, the agreements and obligations of the Guarantor contained in this Section 11 shall survive the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty.

                 Section 12. Continuing Guaranty; Assignments Under the Credit Agreement. This Guaranty is a continuing guaranty and shall, subject to Section 2, (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement.

                 Section 13. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by the laws of the State of New York.

                 (b) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

                 (c) The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (d) The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                 IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                             [NAME OF GUARANTOR]

                                             By
                                               ---------------------------------
                                                Title: